UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. __)

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GRAYBAR ELECTRIC COMPANY, INC.
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(Name of Registrant As Specified in Its Charter)

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INFORMATION STATEMENT

April 29, 2013

GRAYBAR ELECTRIC COMPANY, INC.

34 North Meramec Avenue

Clayton, Missouri 63105

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INFORMATION STATEMENT

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            This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company.  That meeting is to be held at 9:30 A.M. on June 13, 2013 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

            The record holders of Common Stock outstanding at the close of business on April 15, 2013 will be entitled to attend and to vote at the meeting.  On April 15, 2013, there were 15,600,303 outstanding shares of Common Stock.  Each share is entitled to one vote.

On April 15, 2013, 12,868,075 of the issued and outstanding shares of Common Stock of the Company, constituting approximately 82.5% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.”  The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power, which exceeds the requisite majority of shares outstanding, is sufficient to assure the taking of the following action, as more fully described herein:

•         Election of the persons nominated by the Board of Directors for election as directors;

•         Approval of an amendment of the amended Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 20,000,000 to 50,000,000; and

•         Approval of the three-year common stock plan.

The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR  the persons nominated by the Board of Directors for election as directors, FOR  the amendment to the amended Restated Certificate of Incorporation, and FOR  the three-year common stock plan.  In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

            This Information Statement will be sent or made available to holders of Common Stock and owners of Voting Trust Interests on or about April 29, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5%

OF THE OUTSTANDING COMMON STOCK

            The following table sets forth certain information as of April 15, 2013 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.  Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company Common Stock held under the Voting Trust Agreement.  As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least 75% of the number of shares of Common Stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
R. A. Cole, L. R. Giglio, R. R. Harwood, R. C. Lyons, and K. M. Mazzarella as Voting Trustees under a Voting Trust Agreement dated as of March 16, 2007 34 North Meramec Avenue Clayton, Missouri 63105	13,457,882	83.1%

BENEFICIAL OWNERSHIP OF MANAGEMENT

            The following table sets forth information with respect to the ownership of Voting Trust Interests representing shares of Common Stock held in the Voting Trust as of April 15, 2013 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group.  On April 15, 2013, no single director or executive officer owned beneficially more than 1% of the Voting Trust Interests.  No director or executive officer owns shares of Common Stock of record; all of such shares are held under the Voting Trust and included in the total above.  The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 82.5% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
R. A. Cole	21,846	K. M. Mazzarella	21,693
M. W. Geekie	5,808	B. L. Propst	7,124
L. R. Giglio	28,032
R. R. Harwood	16,640	Executive officers and
R. C. Lyons	10,487	directors as a group	150,297
D. G. Maxwell	10,797	(10 persons) (0.9%)

(1)    Represents shares held by Voting Trustees for the benefit of the executive officer, with respect to which the executive officer has sole dispositive power, but no sole voting power.

Of the shares of Common Stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company, 1,600 shares owned by one officer have been pledged as security on a bank loan.

Proposal 1:  Nominees for Election as Directors

            Eight directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.  There are currently five vacancies on the Board, which will not be filled by the shareholders at the annual meeting.  The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below.  All of the nominees have consented to being named in this Information Statement and to serve following their election. All of the nominees are presently employees of the Company.  Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2012 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which standards the Board has elected to use for purposes of determining independence.  Certain additional information concerning the nominees is set forth below.

DIRECTORS

R. A. Cole, 63, joined the Company’s Board of Directors in 1998 and also serves on the Audit and Compensation Committees of the Board.  On April 4, 2011, he was appointed as a successor Voting Trustee under the Voting Trust.  Mr. Cole is currently employed by the Company as District Vice President and has held that position since July of 2003.  He is responsible for the operation and profitability of the Chicago District. He was employed by the Company in 1972 and has worked for the Company in various capacities, including Warehouseman, Customer Service Representative, Sales Representative and Branch Manager.  Mr. Cole received his Bachelor of Science Degree in Business Administration from Ferris State University.  He also attended the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference and the Directors Consortium offered by the University of Chicago.  He presently serves on the Board of the Chicago Electrical Association.  Mr. Cole’s broad-based experience in the sales arena working with customers and suppliers, coupled with his extensive industry knowledge and proven leadership skills, make him a valuable addition to the Board.

M. W. Geekie, 51, joined the Company’s Board of Directors in 2008 and also serves on the Executive, Compensation, Finance, and Employees’ Benefit Committees of the Board as well as on the Audit Committee of the Board as non-voting Secretary and on the Disclosure, IT and Contributions Committees of the Company.  On January 5, 2012, he became Chairman of the Company’s Canadian subsidiary.  Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August of 2008.  In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company.  Prior to assuming his current role, he served as Deputy General Counsel from February of 2008 until August of 2008.  Before his employment by the Company in February of 2008, Mr. Geekie served as General Counsel and Secretary at XTRA Corporation from August 2005 until February of 2008. Mr. Geekie received his undergraduate and law degrees from St. Louis University.  Mr. Geekie has participated in various board member symposiums, including the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference and the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Geekie serves as the President of the Missouri Law Institute and as a member on the St. Louis/Chicago Regional FM Global Advisory Board, the St. Louis Zoo Association Board and Finance Committee, and the Board of The OASIS Institute.  His broad-based legal experience dealing in corporate, commercial, securities, ethics, product liability, international and import/export matters, coupled with his leadership and management experience, enable him to provide a unique perspective regarding the Company’s operations.

L. R. Giglio, 58, joined the Company’s Board of Directors in 2002 and also serves on the Executive, Finance, Audit, and Employees’ Benefit Committees of the Board and on the IT, Sustainability  and Branch House Committees of the Company.  Mr. Giglio serves as the Chair of the Sustainability and Branch House Committees of the Company.  He is a Voting Trustee under the Voting Trust.  Mr. Giglio is currently employed by the Company as Senior Vice President–Operations and has served in that role since April of 2002.  He is responsible for the operation of the Company’s logistics network and service platform, which includes responsibility for all facilities operated by the Company as well as the inventory carried and the customer service provided by all locations.  Mr. Giglio was employed by the Company in 1978 as a Management Student.  He progressed through various warehouse, counter and sales positions before being promoted to Branch Manager.  Mr. Giglio then acted as a National Market Manager before becoming a National Product Manager at the Company’s headquarters.  He then returned to work at a field location as District Manager and eventually became a District Vice President before returning to the Company’s headquarters as Vice President-Investment and Inventory Management.  Mr. Giglio earned a Bachelor of Arts Degree from the State University of New York College at Oswego.  He has also attended the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the Directors Consortium at the University of Chicago and executive education programs at Ohio State University, the American Management Association, and General Electric Company’s Crotonville Executive Education Training Center.  He serves on the Board of Directors of the Better Business Bureau, Eastern Missouri.  Mr. Giglio’s wide spectrum of experience in sales, operations and profit center management enables him to provide valuable insights when dealing with customer-facing and operational initiatives, and inventory and service issues.

R. R. Harwood, 56, joined the Company’s Board of Directors in 2009 and also serves on the Executive, Compensation, Finance and Employees’ Benefits Committees of the Board as well as on the IT Committee of the Company.  He is a successor Voting Trustee under the Voting Trust.  Mr. Harwood is currently employed by the Company as Senior Vice President and Chief Financial Officer, a position he assumed on January 1, 2013.  He is responsible for the operation of the treasury, accounting, auditing, tax and internal audit functions.  From October 2004 to December 31, 2012, he served as District Vice President, where he was responsible for the operation and profitability of the Dallas District.  Mr. Harwood was employed by the Company in 1978 as a Financial Student.  He progressed through various financial positions, including Financial Assistant, Financial Manager, District Financial Manager, Director of Accounting and Finance and Director Finance prior to being appointed District Vice President.  Mr. Harwood received his Bachelor’s Degree in Business Administration (with concentrations in Finance and Marketing) from the University of Washington.  He attended the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference, and the Making Corporate Boards More Effective program offered by the Harvard Business School in November 2010.  Mr. Harwood’s extensive financial experience with the Company, coupled with his prior sales responsibilities, give him a unique perspective to understand how the Company’s growth initiatives impact the Company’s financial results.

R. C. Lyons, 56, joined the Company’s Board of Directors in 2006 and also served on the Audit Committee of the Board until April 1, 2011.  Effective April 1, 2011, he was appointed to serve on the Compensation, Executive, Finance and Employees’ Benefits Committees of the Board, as well as on the IT, Sustainability and Branch House Committees of the Company.  Also effective April 1, 2011, Mr. Lyons was appointed Senior Vice President–North America Business, where he is responsible for the profitability and performance of all of branches and districts as well as Canada.  On January 5, 2012, he was elected President of the Company’s Canadian subsidiary.  He is a successor Voting Trustee under the Voting Trust.  Previously, Mr. Lyons was employed by the Company as District Vice President, responsible for the operation and profitability of the Tampa District and the Company’s subsidiary operations in Puerto Rico, since July 2003.  Mr. Lyons was first employed by the Company in 1979, and he progressed through various field positions, including Customer Service Representative, Sales Representative, Branch Manager, District Marketing Manager and District Sales Manager, before being appointed as Director, Construction Market, at the Company’s headquarters.  Mr. Lyons returned to the field as the Vice President-Electrical Sales before being promoted to District Vice President.  Mr. Lyons received his Bachelor’s Degree in Marketing from Florida State University.  He also attended the Corporate Governance Essentials for Directors seminar offered by The Wharton School of Business.  Mr. Lyons’ broad marketing and sales experience give him particular insight with respect to proposed marketing and sales initiatives throughout the Company.

            D. G. Maxwell, 54, joined the Company’s Board of Directors effective January 1, 2013, at which time he became Chair of the Audit Committee.  Mr. Maxwell is currently employed by the Company as District Vice President and has held that position since July 2003.  He is responsible for the operation and profitability of the California District.  He was first employed by the Company in 1985 as a financial manager, and has worked for the Company in various capacities, including district marketing manager, branch manager, general manager, international and director, international sales.  From 2001 to July 2003, he was vice president of comm/data sales.  Mr. Maxwell received his Bachelor of Science Degree in Business Administration from California State University.  Mr. Maxwell is also a member of the Board of Directors of the National Association of Electrical Distributors and has served as a Vice President of the Western Region Counsel of that organization.  He has attended the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda.  Mr. Maxwell’s broad-based experience in the sales arena working with customers and suppliers, coupled with his extensive industry knowledge and proven leadership skills, make him a valuable addition to the Board.

K. M. Mazzarella, 53, is Chairman, President and Chief Executive Officer of the Company.  She joined the Company’s Board of Directors in 2004 and also serves as Chair of the Executive, Finance, and Employees’ Benefit Committees of the Board and as Chair of the IT Committee of the Company.  She is a successor Voting Trustee under the Voting Trust.  From January of 2004 to December of 2010, she served as Chair of the Compensation Committee, and from December of 2005 to December of 2010, she served on the Audit Committee of the Board of Directors and the Branch House Committee of the Company.  From December 8, 2011, to June 1, 2012, when she was elected President and Chief Executive Officer, Ms. Mazzarella was employed by the Company as Executive Vice President and Chief Operating Officer, where she was responsible for assisting and supporting the Chairman, President and Chief Executive Officer with developing strategy and vision for the Company in addition to her responsibilities with respect to sales, marketing, and corporate accounts.  Effective January 1, 2013, Ms. Mazzarella was elected Chairman of the Board of Directors.  Previously, Ms. Mazzarella served as Senior Vice President-Sales and Marketing from March to December of 2010, where she was responsible for planning, coordinating, and directing the efforts of marketing and sales personnel. Ms. Mazzarella also served as Senior Vice President-Sales and Marketing, Comm/Data from April of 2008 until March of 2010, Senior Vice President, Human Resources and Strategic Planning from December of 2005 to April of 2008 and Vice President, Human Resources and Strategic Planning from January of 2004 until December of 2005.  She has served previously as a member of the board of directors of the Company’s Canadian subsidiary and as Chair of the Graybar Foundation.  Ms. Mazzarella was initially employed by the Company in 1980 as a Customer Service Representative.  She progressed through various quotations and sales positions, including Senior Sales Representative, Field Sales Manager, and District Marketing Manager, Commercial and Communications Markets, before joining the corporate staff as a National Product Manager.  She then became Director of Sales before being named Vice President-Corporate Accounts and International.  Ms. Mazzarella earned an Associate Degree in telecommunications engineering and a Bachelor’s Degree in Applied Behavioral Sciences before earning her Master’s in Business Administration from Webster University.  She also has completed several executive education courses including the University of Michigan – Strategic Human Resources Leadership program, Harvard Business School – Board Development Series, Compensation Committee Course, Stanford/ Wharton/Chicago Booth GSB – Directors’ Consortium and Kellogg School of Management – Women’s Senior Leadership Program.  Ms. Mazzarella also serves on the boards of the United Way, National Association of Wholesaler Channel Advantage Partnership Council, St. Louis Regional Chamber (formerly known as the St. Louis Regional Chamber and Growth Association),and the Saint Louis Club, as well as the Webster University Business and Technology Advisory Board.  She is a member of Civic Progress, the International Women’s Forum, and the Committee of 200.  Ms. Mazzarella’s broad management, comm/data sales, marketing and human resources experience with the Company, coupled with her extensive educational background, leadership skills, and strategic vision, enable her to help the Board focus on strategic issues affecting the Company.

B. L. Propst, 43, joined the Company’s Board of Directors in 2009 and also serves on the Executive, Compensation, Finance, Audit and Employees’ Benefit Committees of the Board and on the IT, Sustainability, Contribution and Branch House Committees of the Company.  Ms. Propst currently serves as Chair of the Compensation Committee of the Board and Chair of the Contributions Committee of the Company.  Ms. Propst is currently employed by the Company as Senior Vice President-Human Resources and has served in this capacity since June of 2009.  She is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan and overseeing the Company’s policies and programs relating to employment, including: recruiting and retention; talent and performance management; succession planning; training and employee development; compensation; benefits; payroll; and employee and labor relations.  Prior to assuming her current role, Ms. Propst was the Vice President-Human Resources from April of 2008 to June of 2009 and Senior Corporate Counsel from March of 2004 until March of 2008.  Ms. Propst was employed by the Company in 2002 as Corporate Counsel.  While in private practice, Ms. Propst specialized in labor and employment matters with several St. Louis law firms.  Ms. Propst received her undergraduate degree from Albion College and her law degree from the University of Illinois College of Law.  In 2008, she successfully completed the Graybar/Rutgers University Supply Chain Management Program.  She has also attended the KPMG 9th Annual Audit Committee Issues Conference: Governance Challenges & Priorities Driving the 2013 Agenda, the KPMG/National Association of Corporate Directors 8th Annual Audit Committee Issues Conference, a Board and Management Succession Planning seminar offered by Foley & Lardner, LLP and the Making Corporate Boards More Effective and Compensation Committees = New Challenges, New Solutions programs offered by the Harvard Business School.  Ms. Propst serves on the board and the Human Resources Committee of the Magic House and on the board and the Marketing Committee of Forest Park Forever, Inc.  Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to issues involving the employment, compensation and retention of the Company’s employees.

Section 16(a) Beneficial Ownership Reporting Compliance

            In connection with his interim appointment as principal accounting officer of the Company in November 2012, D. R. Sheff, Assistant Controller, failed to timely file his Form 3 ownership report under Section 16(a) of the Securities Exchange Act of 1934.  Upon becoming aware of it, Mr. Sheff corrected this oversight as soon as practicable, on December 13, 2012.

Proposal 2:  Approval of Amendment of the Restated Certificate of Incorporation to Increase the Authorized Shares of Common Stock

The Board of Directors has recommended that action be taken by the shareholders to amend the amended Restated Certificate of Incorporation to increase the authorized shares of Common Stock that the Company shall have authority to issue from 20,000,000 to 50,000,000 shares.  As of April 15, 2013, the Company had 15,600,303 shares of Common Stock outstanding and 277,608 shares of Common Stock were held by the Company as treasury stock.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the amendment.

The Company has no present plans to issue the additional shares of Common Stock that would become authorized if the proposed amendment is adopted, except as described herein.  The Company intends to continue the practice of offering Common Stock to active, full-time employees and certain eligible retirees at regular intervals (annually under the three-year Common Stock Purchase Plan described below) and, at such times as the Board of Directors deems appropriate, issuing stock dividends, and will need additional Common Shares for those purposes.  Such shares will be available for general corporate purposes such as the foregoing without (except as otherwise required by law) further authorization by the shareholders.  Shareholders presently have no preemptive rights and would have none in respect of the proposed additional shares.  The proposed additional shares of Common Stock will have the same voting, dividend and other rights as the presently authorized Common Stock.

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock to 50,000,000 shares.

Once approved by the shareholders, the amendment will become effective upon the filing with the Division of Corporations of the New York State Department of State of a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing would be made shortly after the Annual Meeting.

Proposal 3:  Approval of the Three-Year Common Stock Plan

The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval the Three-Year Common Stock Purchase Plan (the “Plan”) pursuant to which the Company will offer to eligible employees, including officers, of the Company and its wholly owned U. S. subsidiaries which have been approved for inclusion in the plan, including Commonwealth Controls Corporation, the right to subscribe for shares of Common Stock of the Company at a price of $20.00 per share in each of the years 2013, 2014, and 2015.  The maximum number of shares that may be issued pursuant to the Plan is 3,000,000.  The Plan was unanimously approved by our Board of Directors of the Company on March 14, 2013.  Each annual offering will afford eligible active, full-time employees of the Company or such subsidiaries, and certain eligible retirees who were active, full-time employees on March 31 of the year in which the offering is made, an opportunity to purchase shares of Common Stock.  Leave status initiated during an offering year and military leave will be considered “active, full-time” for this purpose and will not disqualify an otherwise eligible employee from participating in the Plan. Those persons who are not active, full-time employees of the Company, Commonwealth Controls Corporation or other approved subsidiaries will not be entitled to participate in the Plan, with the exception of employees who retire on a pension (except a deferred pension) on or after March 31 and prior to October 1 of the year in which the offering is made.  The eligibility substantially conforms to the policy initially adopted in 1929 when the Company’s active employees acquired all of its Common Stock from Western Electric Company and followed continuously since then.  The number of shares of Common Stock to be offered in each of the years will be determined by the Board of Directors.  The terms of each of the 2013, 2014 and 2015 offerings will be substantially as described below.

It is presently contemplated that the subscription period for an offering under the Plan would run from a date in November to a date in December of the applicable year as determined by the Board of Directors.  Subscribers would have the option of paying in full on or before a date in January of the following year as set by the Board of Directors for the shares subscribed for or agreeing to make payments for the shares subscribed for in equal installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the qualifying regular payroll).  Installment payments would commence with the second payroll payment date in January of the year following the offering and end with the last payroll payment date in November of that year.  Subscribers who elect to use payroll deduction have the right at any time to pay the full remaining amount due, and upon any such accelerated payment, the fully paid shares will be issued and the payroll deduction will no longer apply.  Shares paid for in full will be issued as of the date paid in full.  Shares paid for in installments will be issued of record by the tenth day of March, June, September and December to the extent they have been fully paid for as of such date.

Additional information with respect to the terms of the offering and the number of shares for which each eligible employee or retiree will be entitled to subscribe are set forth in the Plan, a copy of which is annexed to this Information Statement as Exhibit A.  The total purchase price to be paid will equal that number of shares multiplied by $20.00.  The number of shares to be offered to each eligible employee or retiree of the Company in any offering will be determined by dividing the base salary of that employee or retiree at March 31 of the applicable year by a dollar amount determined by the Board of Directors for each offering and multiplying that amount by the applicable multiplier determined by the Board of Directors.

Shares of Common Stock purchased pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Interests will be issued in respect thereof, except that subscribers who prior to the offering are already shareholders of record who elected not to participate in the Voting Trust Agreement will receive stock certificates representing the shares for which they subscribe.

All subscribed shares of Common Stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the amended Restated Certificate of Incorporation of the Company, which, among other things, provides the Company the option to purchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock or in the event of his or her death or termination of his or her employment other than by retirement on a pension (except a deferred pension).  The Voting Trust Interests to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which Common Stock of the Company is issued and held.  Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the amended Restated Certificate of Incorporation and will agree that all Common Stock or Voting Trust Interests held by such subscriber shall be subject to these provisions.

The Plan provides that if a person makes a hardship election under Account K of the Company’s Profit Sharing and Savings Plan before any or all of the shares of Common Stock subscribed for in an offering are issued, his or her subscription shall be cancelled as to shares not then issued, and that such a person will be ineligible to participate in the same year’s offering if the hardship election is made within six months of the first payment date following the offering.  For example, if a person makes a hardship election in September of 2013, that person will be disqualified from purchasing shares in any 2013 offering and the previous subscription for any installment purchase shares not paid for in the 2012 offering will be cancelled, resulting in that person owning fewer shares than those for which the person had previously subscribed.

The Plan provides that no corporate action that would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken without first giving notice of such proposed action to subscribers who have not then completed their installment payments on the Common Stock for which they have subscribed.  Such subscribers will be granted not less than 45 days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action.

The Plan may be amended, in whole or in part, by the Board of Directors.  Amendments to certain provisions of the Plan, including those relating to the maximum number of shares of Common Stock that may be issued under the Plan and eligibility to participate in the Plan, also require the consent of the shareholders.

As and when payments are received from subscriptions, they will be added to the general funds of the Company.

The last common stock purchase plan of the Company, in connection with which a total of 2,451,580 shares of Common Stock were subscribed for, ran from June 10, 2010 to December 12, 2012.  Under that plan, each of the directors, and all directors and officers as a group purchased the number of shares set forth below:

Name	Number of Shares	Name	Number of Shares
R. A. Cole	2,631	K. M. Mazzarella	4,716
M. W. Geekie	3,213	B. L. Propst	2,619
L. R. Giglio	4,110
R. R. Harwood	2,424	All directors and officers
R. C. Lyons	2,727	as a group	28,926
D. G. Maxwell	2,208	(10 persons)

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to approve the Plan.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby approve, the Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors.  The Board generally conducts its business through meetings of the Board and its committees.  The Board of Directors met nine times in 2012.  No incumbent directors attended fewer than 75% of the aggregate of the total number of meetings of the Board and all Board committees of which they were members.  A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and, although the Board of Directors does not have a formal policy with regard to director attendance at the annual meeting, it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason.  All of the persons who were then directors attended the 2012 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest.  The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct.  Our Code of Business Conduct and Ethics is in writing, and a current copy is available at www.graybar.com under the heading “Code of Ethics” in the “Corporate Governance” subsection of the “Corporate Responsibility” section under “Company”.  To our knowledge, no transactions in 2012 were required to be reviewed, approved or ratified in accordance with these policies and procedures where such procedures were not followed.

Board Committees

            The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. Geekie, Giglio, Harwood and Lyons.  Except as otherwise provided by law and the Company’s amended Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board of Directors and all of its committees.  The Executive Committee met 16 times in 2012.

            The Company has an Audit Committee, which met seven times in 2012.  Ms. Propst and Messrs. Maxwell, Cole, Geekie (non-voting) and Giglio are the current members of the Audit Committee.  The Audit Committee is governed by a written charter approved by the Board of Directors, and current copy is available at www.graybar.com under the heading “Audit Committee Charter” in the “About Us” subsection under “Company”.  The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually and it was last revised in December 2007.  None of the members of the Audit Committee is independent because none of the directors is independent.  See “Proposal 1 - Nominees for Election as Directors.”  None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC).  See “Audit Committee Report.”  The Company has chosen not to appoint an outside financial expert to the Audit Committee because it would be inconsistent with our employee- and retiree-ownership structure to appoint non-employees to the Board of Directors or its committees.

The Board of Directors has also appointed an advisory Compensation Committee, which met six times in 2012.  Ms. Propst and Messrs. Cole, Geekie, Harwood and Lyons currently serve on the Compensation Committee, which has responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices, including reviewing the Company’s policies and making recommendations to the President and Chief Executive Officer with respect to the Company’s salary administration policy matters and changes to the Company’s compensation philosophy and incentive plans.  The Compensation Committee also recommends salary adjustments to the Board of Directors for the President and Chief Executive Officer, after considering data received from the outside compensation consultant, Longnecker & Associates, and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.”  In 2012, Longnecker & Associates was engaged by the Human Resources Department to perform an executive compensation analysis for the 2011 named executive officers that included job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below.  See “Compensation Discussion and Analysis – Executive Compensation Process.”  The Compensation Committee is governed by a written charter, a current copy of which is available at www.graybar.com under the heading “Compensation Committee Charter” in the “About Us” subsection under ”Company”.  See “Compensation Committee Report.”

The Company has no nominating committee.  The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider a number of factors, including the recommendation of our President and Chief Executive Officer, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience.  The Board uses a competency-based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates.  This competency model is reviewed, discussed, and affirmed annually by the Board of Directors.  The Board member selection process described above, along with the practice of including members from many functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and owners of Voting Trust Interests.  The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, together with the process outlined above, has served the Company and its employee- and retiree-shareholders well.

Board’s Leadership Structure and Role in Risk Oversight

Since 2001, the positions of Chief Executive Officer and Chairman of the Board have been combined.  Following the completion of the transition of the Chairmanship from Mr. Reynolds to Ms. Mazzarella, effective January 1, 2013, these roles are again combined.  Absent the temporary transition period that existed during the second half of 2012, the Board has not historically seen an incremental benefit in separating the positions and believed that the combined structure better suited the leadership needs of the Company, especially taking into account the success the Company has experienced under its historic structure.  Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

The Board of Directors’ oversight of risk management employs the Board and the Company’s committee structure, including the Audit Committee, the Disclosure Committee, the Risk Committee and the Finance Committee, as well as the full Board of Directors.  In 2009, the Board charged a working group with periodically assessing and quantifying key risk exposures and opportunities, and their expected impacts on Graybar’s value, financial performance and sustainability, as well as establishing a more formalized risk management framework.

As a result of this group’s recommendation, the Company has established a Risk Committee, to which the working group reports.  The mission of the risk committee is to oversee a sustainable dynamic process that enables enterprise-wide cross-functional analysis and assessment of risks that may threaten the Company, or provide opportunities to leverage resources to create growth opportunities.  Under its charter, the committee is to be comprised of at least three members of the Board, selected by the President.  The committee working group is comprised of representatives from the following functional areas of the Company:  treasury, finance, human resources, legal, operations, sales, and marketing.  Presently, the Senior Vice President, Secretary and General Counsel, a member of the Risk Committee, apprises the Board quarterly of the working group and this Committee’s activities.

The Audit Committee of the Board meets throughout the year to review the Company’s periodic SEC filings and other financial information.  In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, and the legal compliance and ethics programs as established by management and the Board.

The Company established a Disclosure Committee in 2009.  The Disclosure Committee is comprised of personnel from the following functional areas of the Company:  treasury, accounting, human resources, legal, operations, sales and marketing.  The Committee assists in ensuring that disclosures made by the Company to its shareholders are materially accurate, complete and not misleading, and fairly present the Company’s business, financial condition and results of operations.

The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company.  The Finance Committee reviews and appraises the performance of the investment managers of the Company’s Pension Plan and Profit Sharing and Savings Plan.  The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities.  In addition, the Board receives and reviews a business report prepared by the Company’s corporate staff on an annual basis.  Each corporate department presents an overview to the Board of the future challenges they expect the Company to face.  The Board reviews these reports during its Strategic Planning meetings and takes action that it deems appropriate, in light of the circumstances.

AUDIT COMMITTEE REPORT

            We constitute the Audit Committee of the Board of Directors of the Company.  We oversee the Company’s financial reporting process on behalf of the Board of Directors.  Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed with Ernst & Young LLP, the independent accountants, the independent accountants’ independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.  The Board approved such inclusion.

Submitted by:

D. G. Maxwell, Chair

R. A. Cole

M. W. Geekie (non-voting)

L. R. Giglio

B. L. Propst

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

            The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2012 are:

Name	Title

K. M. Mazzarella	President and Chief Executive Officer (1)
R. A. Reynolds, Jr.	Executive Chairman of the Board of Directors (1)
D. B. D’Alessandro	Senior Vice President and Chief Financial Officer
M. W. Geekie	Senior Vice President, Secretary and General Counsel
L. R. Giglio	Senior Vice President – Operations
R. C. Lyons	Senior Vice President – North America Business

(1)     Effective June 1, 2012, Ms. Mazzarella was elected President and Chief Executive Officer, at which time Mr. Reynolds (the former Chairman, President and Chief Executive Officer) became Executive Chairman of the Board of Directors, a position that he held until January 1, 2013.

Compensation Philosophy and Principles

            In June of 2011, our Board updated our compensation philosophy.  Our compensation philosophy is to support short- and long-term business focus, to be flexible to accommodate changes in business direction, and to create a performance-based culture.  Programs under this philosophy should create and reinforce a strong line of sight by rewarding results, aligning risks and rewards, and attracting and retaining valuable employees with a market-competitive rewards framework, consistent with Graybar’s values.  We consider total compensation to include both pay and benefit elements.  The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

            We do not grant stock options or use other equity-based compensation tools because we feel that equity-based compensation is inconsistent with the current and historic philosophy behind our employee- and retiree-ownership structure, the maintenance of which is a core value of our Company.  All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

•         Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee- and retiree-owned company.

•         A significant portion of executive annual compensation should be at risk by being tied to our business performance and each individual’s contribution to that performance.  In 2012, between 28% and 32% of total annual compensation for our named executive officers was based on Company performance.

Executive Compensation Elements

            Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees.  The process for arriving at these elements is described below.

            The primary compensation elements for our named executive officers are as follows:

Base Salary.  Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year.  Salary makes up approximately 53% of a named executive officer’s annual compensation.  In 2012, our Board approved salary increases for both Presidents based on recommendations by the Compensation Committee.  The current President’s increase reflected a promotional increase for Ms. Mazzarella from her position as Executive Vice President to President and Chief Executive Officer.  As President, Ms. Mazzarella determined salary increases for the other named executive officers.  Market data is one consideration that the President takes into account in annually establishing salary increases.  Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance, and current salary and past increases among Senior Vice Presidents.

Performance-Based Non-Equity Incentive Compensation.   Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award that is designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units, to reward the achievement of such goals and to foster annual retention.  We vary the emphasis on each financial goal in the MIP in order to promote our current strategies, which we believe assists to appropriately balance our results of operations.  Those goals are based on aggregate performance for the named executive officers and other MIP participants whose responsibilities are at the corporate level because their goals and actions impact the business and results of operations throughout the Company.

The same MIP formula described below is used for the named executive officers as for other management employees who participate in the MIP, except for structural differences related to the applicable business unit (corporate, district or branch) and the potential for branch management employees to receive up to 25 additional points.  MIP has been an integral part of our management compensation program for more than 30 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company’s business units approach, meet or exceed their annual financial goals and should share in the challenges by having more compensation at risk when these goals are not attained.

Awards payable under MIP vary based on level of responsibility.  The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below.  The rationale for making their total compensation contingent upon the achievement of the annual aggregate financial goals is that, through decision- and policy-making, these individuals have the most impact on the overall profitability of the Company.

•         Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit.  In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the annual January strategic planning meeting of the Board of Directors.  Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share goal.

•         Named executive officers have a guideline incentive ranging from 65% to, in the case of our President and Chief Executive Officer, 80% of base salary.  As discussed in the note below the following table, to receive any incentive award under MIP, performance against net profit and gross margin budgets must be at least 60%, which yields two points for the net profit component and one point for each of the gross margin components.  Results at or above 60% of the budgeted amounts for net profit and gross margin are assigned points according to an index provided to all participants in advance of each MIP year.  Additional points are awarded for sales performance that meets or exceeds 90% of the applicable sales budget.  The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive, as discussed in the next paragraph.

Incentive awards payable to all corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 80% based on salary grade, multiplied by the corporate performance index.  The corporate performance index is calculated based on the aggregate performance of all Districts against budget.

The following table sets forth the base components of the 2012 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 50	Up to 30
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing.
Gross Margin = Actual results vs. budgeted gross margin dollars.
Sales = Actual results vs. budgeted sales.

NOTE: For the combined Net Profit and Gross Margin components, up to 4 points could be earned for achieving 60% of the budgets, up to 80 points could be earned for achieving 100% of the budgets and up to 120 points could be earned for achieving 105% of both the net profit budget and gross margin budget. Two points could be earned for achieving 90% of the sales budgets, up to 20 points for achieving 100% of the sales budgets, and up to 30 points for achieving 105% of the sales budgets. The Plan provides that limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2012, aggregate performance against budget for the various MIP components resulted in 40 points being awarded for net profit, 26 points for gross margin, and 15 points for sales.  The sum of the points awarded under the Plan for corporate MIP participants, including the named executive officers, for 2012 was 81.

As an example, a named executive officer with a guideline percentage of 65%, a performance index of 81 would earn a 2012 MIP payment paid in 2013 of 81% of 65%, or 53% of the named executive officer’s base salary.  In this example, approximately 35% of this officer’s annual compensation was based on Company performance.

Deferral of Base Salary and MIP Compensation.   Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code of 1986, as amended (IRC).  To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC.  If they do so, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.”  See “Executive Compensation – Nonqualified Deferred Compensation.”

            Health and Welfare Benefits.  Health and welfare benefits are designed to provide competitive, basic health, life and disability insurance for all eligible employees, including the named executive officers. The Compensation Committee and management periodically review the competitiveness of these benefits against the benefits offered by the broader general industry, as identified by national consulting firms.

            Perquisites and other Personal Benefits.  We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities.  Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties.  As a general matter, we pay these executives additional related tax “gross-up” amounts.  See “Executive Compensation – All Other Compensation.”

Retirement Plans.  Consistent with our Company values, we encourage our employees to keep a long-term perspective by maintaining two retirement-based programs, which strive to recruit and retain talent by helping provide an opportunity for financial security into retirement and by rewarding and motivating tenure.  The profit sharing and savings plan also serves to encourage annual financial results because Company contributions are funded by a portion of the profits, if any, generated in a given plan year.

•         Profit Sharing and Savings Plan.   The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers.  This type of plan, which permits the sharing of profits based on the performance of the Company, is consistent with our employee- and retiree-ownership structure.  See “Executive Compensation – All Other Compensation.”  To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401 and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded, noncontributory plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officers, in the year prior to the plan year.  See “Executive Compensation – Nonqualified Deferred Compensation.”

•         Pension Plan.   We also provide a tax-qualified defined benefit pension plan to all eligible employees, including the named executive officers, which is consistent with the philosophy of the Company to foster long-term employment.  Pension benefits are forfeited when an employee terminates before completing three years of service.  Pension benefits may be paid from the Company’s nonqualified, unfunded, noncontributory plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC.  See “Executive Compensation – Pension Benefits.”

Executive Compensation Process

In 2012, the Company engaged Longnecker & Associates as an outside compensation consultant to work with the Compensation Committee (all of whose members are members of management of the Company) to provide market data against which the President and Chief Executive Officer’s salary is generally reviewed.  Based in part on its review of these market data, the Committee made a recommendation to the Board regarding the salaries for Mr. Reynolds and Ms. Mazzarella.  The Company’s performance was also considered in the Committee’s recommendation.  The Board (with the applicable President and Chief Executive Officer abstaining) had the final decision-making authority to set the appropriate level for each of the Presidents in 2012.

On a periodic basis, including in 2012, the outside consultant also provides market data for other executives, including some of the other named executive officers, to the President.  These market data are one consideration that the President takes into account in annually establishing the compensation levels of senior management personnel, including the other named executive officers.  Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance and current salary and past increases among Senior Vice Presidents.  Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies of similar size and sales in the wholesale distribution industry.  A secondary source used by the consultant is broader published survey sources for companies that operate in the retail trade and wholesale distribution industry or that are electric goods wholesalers.

The peer group, which is periodically reviewed and updated by the Committee, for 2012 was unchanged from 2011 and consisted of:

• Advance Auto Parts, Inc.	• Genuine Parts Co.
• Airgas, Inc.	• Grainger (W. W.), Inc.
• Anixter International, Inc.	• Henry Schein, Inc.
• Applied Industrial Technologies, Inc.	• SYNNEX Corp.
• Arrow Electronics, Inc.	• Thermo Fisher Scientific, Inc.
• Avnet, Inc.	• United Stationers, Inc.
• BlueLinx Holdings, Inc.	• Watsco, Inc.
• Brightpoint, Inc.	• WESCO International, Inc.

The fees billed to the Company from Longnecker & Associates for executive compensation services in 2012 were $16,275.  Longnecker & Associates provided no other services to the Company or its committees.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the equitable philosophy behind our employee- and retiree-ownership structure.  Named executive officers are eligible for the same severance programs provided to all employees of the Company.  See “Executive Compensation – Potential Post-Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by:

B. L. Propst, Chair

R. A. Cole

M. W. Geekie

R. R. Harwood

R. C. Lyons

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

            The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)		All Other Compensation ($) (4)		Total ($)
K. M. Mazzarella President & Chief Executive Officer (5)	2012 2011 2010	$ $ $	481,428 307,568 263,630	$ $ $	294,509 299,879 257,039	$ $ $	1,131,052 751,605 279,560	$ $ $	140,579 104,788 61,473	$ $ $	2,047,568 1,463,840 861,702
R. A. Reynolds, Jr. Executive Chairman, of the Board of Directors (5)	2012 2011 2010	$ $ $	737,600 680,500 658,548	$ $ $	477,948 816,600 790,258	$ $ $	1,261,844 1,331,788 361,487	$ $ $	308,032 280,466 155,118	$ $ $	2,785,424 3,109,354 1,965,411
D. B. D’Alessandro Senior Vice President & Chief Financial Officer (6)	2012 2011 2010	$ $ $	303,960 278,129 264,256	$ $ $	160,035 271,176 257,649	$ $ $	1,060,925 661,582 371,148	$ $ $	106,800 105,839 60,408	$ $ $	1,631,720 1,316,725 953,461
M. W. Geekie Senior Vice President, Secretary & General Counsel	2012 2011	$ $	248,285 221,850	$ $	130,722 216,304	$ $	35,635 22,788	$ $	86,198 79,051	$$	500,840 539,993
L. R. Giglio Senior Vice President-Operations	2012 2011 2010	$ $ $	308,328 282,126 268,053	$ $ $	162,335 275,073 261,352	$ $ $	575,797 550,788 155,246	$ $ $	104,541 98,674 58,059	$ $ $	1,151,001 1,206,661 742,710
R. C. Lyons Senior Vice President North America Business	2012		$222,618		$117,208		$429,613		$78,152		$847,591

(1)           Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(2)           Payments made in 2013, 2012 and 2011 for the fiscal years 2012, 2011 and 2010, respectively, under MIP.  Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3)           Amounts relate to annual changes in pension values for the year indicated.  See the Pension Benefits Table.

(4)           Amounts include annual amounts contributed by the Company to the qualified and non-qualified profit sharing and savings plans, $1,200 of directors’ fees paid in cash, and perquisites and other personal benefits and other miscellaneous items.  See “Executive Compensation - All Other Compensation.”

(5)           Effective June 1, 2012, Ms. Mazzarella was elected President and Chief Executive Officer (our principal executive officer), at which time Mr. Reynolds (the former Chairman, President and Chief Executive Officer) became Executive Chairman of the Board of Directors, a position that he held until January 1, 2013.

(6)           Effective December 31, 2012, Mr. D’Alessandro resigned as Senior Vice President and Chief Financial Officer and as a director of the Company.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of possible MIP payouts for 2012.  The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards

Name	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
K. M. Mazzarella	$23,109	$385,142	$577,714
R. A. Reynolds, Jr.	$35,405	$590,080	$885,120
D. B. D’Alessandro	$11,854	$197,574	$296,361
M. W. Geekie	$9,683	$161,385	$242,078
L. R. Giglio	$12,025	$200,413	$300,620
R. C. Lyons	$8,682	$144,702	$217,053

(1)       “Threshold” represents the amount payable if actual results were 60% of each of the net profit and gross margin budgets and 90% of the sales budgets, “Target” represents the amount payable if actual results were 100% of those budgets and “Maximum” represents the amount payable if actual results were 105% of the net profit and gross margin budgets and 105% of the sales budget.  No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees, including the named executive officers.  Benefits provided in the Pension Table reflect plan provisions in effect through December 31, 2012.  Effective January 1, 2010, the Company updated its defined benefit pension plan, which affects the benefits earned by its current employees, including the named executive officers, for 2010, as well as employees hired after January 1, 2010.  The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa.  Other updates include three-year vesting, regardless of age, and a three-year transition period from 2010 through 2012.  This transition provision for participants at the time of the update provides the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012.

Under the updated plan, pension benefits earned after January 1, 2010 are based on a pension equity credit formula, as follows:

Years of Service	Credits Per Year	Years of Service	Credits Per Year
1-5	5%	16-20	8%
6-10	6%	21-25	9%
11-15	7%	26+	10%

An employee’s Final Average Annual Eligible Pay is multiplied by the aggregate number of credits (expressed as a percentage) to determine the lump sum payment, which may then be converted into an annuity based upon IRS tables.

A participant also receives an additional two percent credit annually for any portion of pay that is above the Social Security Taxable Wage Base.

Employees become fully vested after three years of service, regardless of age, and employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service, or at any age with 30 years of service under the plan.  Employees may also receive early retirement benefits at age 50 with 25 years of service; however, benefits earned prior to January 1, 2010 will include an early retirement reduction.

Prior to the updates, the annual benefit formula for the pension plans (qualified and nonqualified) was defined as the greater of (a) or (b), less (c), where:

(a)       is 1% of the Final Average Annual Eligible Pay (as defined below) multiplied by years of Company service;

(b)       is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service; and

(c)       is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The plan updates increased the (a) benefit to 1.1% from 1.0% and changed the basis for determining lump sums from a Pension Benefit Guaranty Corporation-based rate to the IRS standard maximum interest rates.  The transition provision provides the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012.

While the formula under the updated plan for executives is the same as for all employees, compensation under the qualified plan is limited by the Internal Revenue Code (IRC) and does not include amounts deferred under a deferred compensation agreement.  Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental pension benefit under the Company’s nonqualified, unfunded, supplemental plan.  Nonqualified pension plan benefits are either paid in a lump sum or ten annual installments beginning the January following termination or retirement depending on the age of the participant at termination/retirement.

Pension Benefits Table

The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan.  No payments were made to any named executive officer under those plans during 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
K. M. Mazzarella	Qualified Plan	33.0	$1,899,704
	Nonqualified Plan	33.0	$2,293,984
R. A. Reynolds, Jr.	Qualified Plan	40.6	$1,495,566
	Nonqualified Plan	40.6	$7,092,381
D. B. D’Alessandro	Qualified Plan	29.8	$1,704,703
	Nonqualified Plan	29.8	$1,716,858
M. W. Geekie	Qualified Plan	4.9	$62,925
	Nonqualified Plan	4.9	$31,903
L. R. Giglio	Qualified Plan	34.8	$1,615,851
	Nonqualified Plan	34.8	$1,728,702
R. C. Lyons	Qualified Plan	33.5	$1,566,419
	Nonqualified Plan	33.5	$359,365

Assumptions.  The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefit provided in the Pension Benefits Table are based on the following assumptions:

•         Accrued benefits for each named executive officer are calculated based on service and compensation through December 31, 2012.

•         If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year-end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he or she is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately.  As of December 31, 2012, Ms. Mazzarella, and Messrs. Reynolds, Giglio and Lyons were eligible for unreduced early retirement benefits under both the qualified and nonqualified plans.

•         Participants are assumed to select the lump sum optional form of payment, which is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) interest rate used to calculate lump sum payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC.  The assumed PBGC lump sum interest rate for payments as of December 31, 2012 was 1.00% and was assumed to increase to a normative level of 5.00% over 13 years.  The IRS lump sum segment interest rates were assumed to be equivalent to 3.75% as of December 31, 2012 and were assumed to increase to a normative level equivalent to 7.00% over 13 years.

•         As required for the named executive officers who are not eligible for an unreduced early benefit on the year-end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible for an unreduced benefit. Therefore, the lump sum payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes, which was 3.95% for December 31, 2012.  There is no adjustment made for pre-retirement decrements.

Contingent Benefits.  If the participant terminates employment prior to early or normal retirement eligibility, an annuity is payable at age 65 or an actuarially reduced benefit is payable at an earlier age.  A pre-retirement spousal annuity is payable if a married participant dies while employed or prior to commencing payment of benefits.  Participants in an approved Company-sponsored long-term disability plan or paid leave continue to earn credit toward pension benefits.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 15% of base salary and/or 2% to 25% of incentive payments pursuant to their individual deferred compensation agreements.  The Company does not fund or match any of these voluntary employee contributions.  In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund (fixed income) investment alternative of the Company’s profit sharing and savings plan.  Nonqualified deferred compensation payments in most circumstances are made in ten annual installments beginning on the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers.  No withdrawals or distributions were paid to any of the named executive officers during 2012.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
K. M. Mazzarella	$77,559	$78,865	$7,765	$687,968
R. A. Reynolds, Jr.	$0	$0	$17,885	$1,481,409
D. B. D’Alessandro	$0	$48,689	$2,149	$189,060
M. W. Geekie	$10,815	$32,112	$610	$59,225
L. R. Giglio	$29,125	$49,927	$4,563	$399,865
R. C. Lyons	$27,194	$23,299	$1,244	$113,493

(1)       Amounts of 2012 base salary and/or MIP incentive payment elected by executive to be deferred in 2012.  These amounts are included as “Salary” and “Non-Equity Incentive Plan Compensation”, as applicable, for the appropriate year in the Summary Compensation Table.  See notes 1 and 2 to the Summary Compensation Table.

(2)       The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2012 for an executive electing to defer base salary and/or MIP incentive payments earned during 2012.

(3)       Includes interest earned in 2012 on nonqualified deferred compensation account balances.  Interest was paid at the average crediting rate for the prior calendar quarter under the stable value fund of the Company’s profit sharing and savings plan and consequently does not represent an above-market return.

(4)       These balances, as of December 31, 2012, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in 2012 and in prior years, including amounts earned in 2012 but paid in 2013.  For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables.  For fiscal 2011 and 2010, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table:  Ms. Mazzarella – $104,247 and $55,375; Mr. Reynolds – $0 for both years; Mr. D'Alessandro – $43,574 and $16,289 ; Mr. Giglio – $71,874 and $36,833; and Mr. Geekie – $36,243 for 2011.

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2012 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
K. M. Mazzarella	$20,468	$116,365	$2,546	$1,200
R. A. Reynolds, Jr.	$53,338	$232,953	$20,541	$1,200
D. B. D’Alessandro	$18,103	$86,189	$1,308	$1,200
M. W. Geekie	$15,283	$69,612	$103	$1,200
L. R. Giglio	$15,034	$87,427	$880	$1,200
R. C. Lyons	$14,407	$60,799	$1,746	$1,200

(1)       Amounts paid by the Company for dues for memberships in social clubs, dues for memberships in country clubs and occasional spousal travel as described in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)       Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 1, 2013 for 2012.

(3)       Amounts for taxes reimbursed for spousal travel, including related “gross-up” amounts.

(4)       Annual director’s fees.

Potential Post-Employment Payments

Each named executive officer participates in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death.  Termination following a change of control would be treated the same as any other termination.

Payments Made Upon Voluntary Termination, Retirement or Disability.  In the case of a voluntary termination, retirement or disability, named executive officers are entitled to receive all compensation and benefits earned, accrued and vested during their term of employment.

Payments Made Upon Involuntary Termination (with or without cause).  If a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service.  Assuming a termination was effective for reason of layoff as of December 31, 2012, the severance amount that would have been payable to each of the named executive officers would have been:  K. M. Mazzarella – $356,308, R. A. Reynolds, Jr. – $585,095, D. B. D’Alessandro – $173,458, M. W. Geekie – $19,851, L. R. Giglio – $206,288 and R. C. Lyons, $151,614.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned floating holiday compensation.

Payments Made Upon Death.  In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2012 were as follows:

•         $250,000 under the Company’s basic life insurance plan;

•         $250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable; and

•         $500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control.  The Company has not entered into change of control severance agreements with any of the named executive officers or any other employee.  If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

Director Compensation

Directors are paid a meeting fee of $300 for each regular Board meeting attended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2012 and will be considered for reappointment by the Board of Directors in June 2013.  Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants.  No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

            The fees billed to the Company by Ernst & Young LLP with respect to the years 2012 and 2011 were as follows:

	2012	2011

Audit Fees	$813,202	$740,125
Audit-Related Fees	$27,995	$33,995
Tax Fees	$1,123,204	$181,649

            Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits.  Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services.  Tax Fees include services rendered for tax compliance, tax advice, and tax planning.  It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2013.  In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

            The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually.  Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Vice President and Controller.  If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair.  Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

            Effective December 1, 2012, the Company renewed the insurance covering directors and officers, along with the fiduciary liability which covers certain other employees against liabilities imposed on them as a result of their employment with the Company.  This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group), Arch Insurance Company, Beazley Insurance Company, Inc. (a Lloyd’s syndicate), and Berkley Insurance Company (a member of W. R. Berkley Group) for a total premium of $221,843 through November 30, 2013.

            Owners of Common Stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105.  All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

            The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

MATTHEW W. GEEKIE

Secretary

April 29, 2013

            A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2012 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO  63105 or by calling 314-573-9200.  A copy is also accessible at www.graybar.com  within the “About Us” page under “SEC Filings.”  Additionally, a copy of the Company’s report can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330.  Also, a copy of our electronically filed materials can be obtained at www.sec.gov.

EXHIBIT A

THREE-YEAR COMMON STOCK PURCHASE PLAN

DATED AS OF JUNE 13, 2013

RELATING TO UP TO 3,000,000 SHARES OF COMMON STOCK OF

GRAYBAR ELECTRIC COMPANY, INC.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

1.         General; Employees entitled to subscribe.

1.1          This Plan provides for offerings in each of the years 2013, 2014, and 2015 (each, an “Applicable Year”) to eligible employees, including officers, of Graybar Electric Company, Inc. (the “Company”), and its wholly owned subsidiary, Commonwealth Controls Corporation or any wholly owned subsidiary of the Company that the Board of Directors authorizes to participate in this Plan (“Affiliate”), and retirees who were active, full-time employees of the Company, Commonwealth Controls Corporation or such Affiliate on March 31 of the Applicable Year, of the right to subscribe for shares of the Company’s common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), at a price of $20.00 per share.  The aggregate number of shares of Common Stock to be offered in each year and the terms of such offering shall be determined by the Board of Directors.  The maximum number of shares of Common Stock that may be issued pursuant to this Plan is 3,000,000.  This Plan shall remain in effect until January 31, 2016 unless terminated prior thereto by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the Payroll Deduction Method as described in Section 4.2.

1.2          Each person who on September 30 of the year in which an offering is conducted (the “Applicable Year”) is (a) an active, full-time employee of the Company, Commonwealth Controls Corporation or an Affiliate and is continuously employed by the Company, Commonwealth Controls Corporation or any such Affiliate since March 31 of the Applicable Year or (b) a person who on March 31 of the Applicable Year is an active, full-time employee of the Company, Commonwealth Controls Corporation or any Affiliate and who retires on a pension (except a deferred pension) after March 31 and prior to October 1 of the Applicable Year (a “Qualified Retiree”) will be entitled to subscribe at the price of $20.00 per share for the number of shares of the Company’s Common Stock determined pursuant to Section 3; provided that an otherwise active, full-time employee who experiences any leave of absence initiated during the Applicable Year or who is on military leave (a “Qualified Leave”) during the Applicable Year shall not be ineligible or disqualified solely as a result of such Qualified Leave.  The persons named in the immediately preceding sentence are sometimes referred to as “eligible participants” or “Qualified Retirees” and after executing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” shall not be deemed to include in any Applicable Year: any person (a) who receives a pension (unless he or she is an active, full-time employee on March 31 of an Applicable Year and retired on a pension (except a deferred pension) after said March 31 and prior to October 1 of the Applicable Year), (b) who is employed solely on a contract basis or who by written agreement has released all stock subscription rights, (c) who is included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization does not provide for such person to subscribe for Common Stock of the Company or (d) who receives a “hardship” withdrawal from Account K under the Company’s Profit Sharing and Savings Plan (or similar account under any such successor or additional plan) within the 6 months preceding the first date that payment is due pursuant to Section 4 of this Plan.

2.         Period for and method of making subscription.

            Any eligible participant desiring to subscribe for shares of Common Stock offered for sale under this Plan shall either sign a Subscription Agreement substantially in the form set forth herein, or as otherwise approved by the Board of Directors for such purpose for an offering to be made in an Applicable Year, and file it, on or before the date specified for each Applicable Year, with the Secretary at the executive offices of the Company, 34 North Meramec Avenue, Clayton, Missouri 63105, or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe on or before such date. No subscription shall be effective and binding unless and until accepted by the Company at its executive offices.  No subscription will be accepted after the close of business on the date specified in the applicable Subscription Agreement.

3.         Determination of number of shares for which an eligible participant is entitled to subscribe.

            The maximum number of shares for which an eligible participant may subscribe shall be determined as hereinafter provided:

            3.1.       The Subscription Right of each eligible participant, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be determined by dividing the annual salary rate of each eligible participant in effect on March 31 of the Applicable Year by a dollar amount determined by the Board of Directors for each Applicable Year (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors).  Fractional shares resulting from this computation shall be disregarded.

            3.2.       The number of shares determined in accordance with Section 3.1 shall, in the case of eligible participants who on March 31 of the Applicable Year were in the salary classifications listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares for an Applicable Year by the Board of Directors):

3.2.1.     Eligible participants in Executive classifications EX 1 through EX 5 ‑‑ 3.00 times;

3.2.2.     Eligible participants in Grades 17 through 20 and Band M1 ‑‑ 2.50 times;

3.2.3.     Eligible participants in Grades 15 and 16 and Band M2 ‑‑ 2.25 times;

3.2.4.     Eligible participants in Grades P and Q ‑‑ 1.90 times;

3.2.5.     Eligible participants in Grades N and O ‑‑ 1.85 times;

3.2.6.     Eligible participants in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan and Band M3 ‑‑ 1.75 times;

3.2.7.     Eligible participants in Grades J, K, L and M ‑‑ 1.50 times;

3.2.8.     All other eligible participants ‑‑ 1.25 times.

Fractional shares resulting from the above computations shall be disregarded.

            3.3.       In the unlikely event the aggregate number of shares subscribed for by all eligible participants in an offering for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered in such Applicable Year, the number of shares that each eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants. Fractional shares resulting from such computation shall be disregarded.

4.         Payments for issuance of stock.

            Payments for shares subscribed for may be made pursuant to either of the following methods (or such other method as hereafter may be established by the Board of Directors with respect to any offering):

            4.1.       Full Payment:  Payment in full for the shares subscribed for on or before the date in January of the year following the Applicable Year set by the Board of Directors, in which case the shares paid for will be issued as of that date.

            4.2.       Payroll Deduction:  Payments in equal installments made at each of the regular pay periods commencing with the second pay period in January of the year following the Applicable Year and ending with the last pay period in November of that year.  The Company shall issue shares no later than the tenth day of March, June, September and December of the year following the Applicable Year to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of shares of Common Stock as have been paid for prior to such issue date.

4.2.1.    Payments shall be made, in the case of a subscriber on the Company’s, Commonwealth Controls Corporation’s, or any Affiliate’s payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on such payroll but whose subscription has not been cancelled in accordance with Section 5.4, through monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month.  Except as provided in Section 5.4, subscriptions made under the Payroll Deduction Method and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company, Commonwealth Controls Corporation or such Affiliate to make payroll deductions) shall be irrevocable.

4.2.2.    No interest shall be paid on amounts deducted from a participant’s salary or paid directly to the Treasurer.

4.2.3.    A subscriber, at his or her option exercised at any time, may pay the balance due on all or any portion of the number of shares subscribed for, and upon such payment, shares will be issued for which payment is so made.

5.         Conditions of subscription.

            Each subscription for shares of Common Stock hereunder is expressly subject to, among other things, the following terms, and every subscriber shall agree to all of them by executing a Subscription Agreement:

            5.1.       Right to receive stock not transferable.

            No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his or her right to purchase Common Stock under the Plan, including the right to receive Voting Trust Interests or shares of Common Stock.  A violation of this provision shall constitute a withdrawal by the subscriber from his or her Subscription Agreement, in which event the only right of the subscriber or his or her assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement.  Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

            5.2.       Issuance of stock certificates and Voting Trust Interests.

            Shares or Voting Trust Interests representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the “Voting Trust Agreement”) dated as of March 16, 2007, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the “Voting Trustees”) in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will record ownership of Voting Trust Interests for such subscribers representing the number of shares subscribed for and purchased by them and deposited in the Voting Trust.  Shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement (“Non-Participating Shareholders”) shall be recorded in a book-entry system maintained or caused to be maintained by the Company and shall be uncertificated unless written request is made to the Secretary of the Company, in which case, certificates shall be issued and delivered directly to such subscribers.

            5.3.       Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

            All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to purchase outstanding shares of Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his or her shares, or in the event of his or her death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his or her employment other than by retirement on a pension. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.3 or for purposes of the Restated Certificate of Incorporation, as amended.  The Voting Trust Interests issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held.  Each subscriber, by executing a Subscription Agreement, specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all Common Stock or Voting Trust Interests owned by such subscriber shall be subject to such provisions.

            5.4.       Cancellation of subscription on death of subscriber, termination of employment of subscriber or “hardship” withdrawal by subscriber.

            In the event of the death of a subscriber or the termination of his or her employment other than by retirement on a pension (except a deferred pension) or the subscriber receives a “hardship” withdrawal from Account K under the Company’s Profit Sharing and Savings Plan (or similar account under any such successor or additional plan) before any or all of the shares of Common Stock subscribed for are issued, his or her subscription shall be cancelled as to shares not then issued, and the subscriber or the subscriber’s estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for unissued shares under this Plan, without interest.  Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his or her Subscription Agreement.  Refund of any balance due employees who terminate service or make a hardship withdrawal shall be made in the quarter following termination.  Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4 or for purposes of the Restated Certificate of Incorporation, as amended.

            5.5.       Interpretation and implementation; amendment.

            The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or, of the Subscription Agreement or any offering conducted under this Plan shall be final, and no director shall incur any liability or obligation by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except any attributable to that director’s own willful misconduct.  This Plan may be amended, in whole or in part, by the Board of Directors, provided, however that, any amendment to Section 1 or Section 6 shall require the consent of the Shareholders of the Company.  The Executive Committee of the Board of Directors shall have the power to exercise all authority granted to the Board of Directors by the Plan and to take any action the Board of Directors may take under or with respect to the Plan.

6.         Certain corporate action not to be taken without notice.

            The Company will not take any action that would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who elected the Payroll Deduction Method and have not then paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 45 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.         Right of the Company to issue and sell additional shares of Common Stock.

            Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the purchase option described in Section 5.3 or otherwise.

            Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

            1.     I hereby subscribe to purchase ______ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of Graybar Electric Company, Inc., a New York corporation (the “Company”), under and pursuant to the terms and conditions stated below and of the Three-Year Common Stock Purchase Plan dated as of June 13, 2013 of the Company (the “Plan”).  I agree to pay $20.00 for each such share using only one of the following options:

Number of Shares
Full Payment:

Payment in full on or before January ___, 20___. In the event that I do not make payment in full by the date indicated above, I hereby authorize the Company to convert my subscription to the Payroll Deduction option described below.

Payroll Deduction:

Payment in __________ (__) equal installments payable by payroll deduction at each regular payroll date commencing in January ________. Upon acceptance of this subscription, (i) I direct that, during such time as I shall be on the Company’s, Commonwealth Controls Corporation’s, or an Affiliate’s (as defined in the Plan) payroll, I hereby authorize periodic payroll deductions to be made from my salary in accordance with this Agreement and the Plan and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan; and (ii) I promise that during such time as I shall no longer be on the Company’s, Commonwealth Controls Corporation’s, or such Affiliate’s payroll, I will make monthly payments directly to the Treasurer of the Company in accordance with the Plan, to be applied to the purchase price of the shares subscribed for by me, until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan.

            2.     I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

            3.     If I am a party to the Voting Trust Agreement dated as of March 16, 2007 (the “Voting Trust Agreement”) relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Interests in my name for the shares so deposited.

            4.     This Section 4 does not apply to subscribers who prior to signing this Agreement are already parties to the Voting Trust Agreement or to subscribers who prior to signing this Agreement are already shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

(a)       I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

(b)       I hereby authorize D. R. Sheff or K. M. Higgins as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

(c)       I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company or Commonwealth Controls Corporation and is therefore irrevocable.

            5.     I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation all the terms set forth in Section 5 of the Plan.

            6.     I request and direct that any Voting Trust Interests or Common Stock issued in my name pursuant to this subscription be registered in the same name as Voting Trust Interests or Common Stock previously issued to me or, if I am not currently an owner of Voting Trust Interests or Common Stock, in my name as shown on the payroll records of the Company or Commonwealth Controls Corporation.

            7.     Voting Trust Interests or Common Stock purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees or the Company, respectively, unless I request (or have previously requested) that certificates be issued by checking the box below or by otherwise requesting them in writing.

Signature of Subscriber

Name of Subscriber (Please Print)

Dated: 20

☐     I request that certificates be issued in respect of the Common Stock or Voting Trust Interests purchased under this Subscription Agreement.  If I make this election, it will apply to all shares that I currently own as well as any shares that may be issued to me in the future unless and until I elect otherwise.